EXHIBIT 99.1

November 5th, 2019

Dear Fellow Shareholders,

As we navigate the commercialization of our MG Systems, I am pleased to provide an update on key corporate milestones, in particular, our successful product demonstrations, purchase orders and financing initiatives. I believe the progress realized since our last update is important to summarize and share what will be a critical inflection point in the Company’s history: when the Company executes its first customer deliveries. The key is the closure of a non-dilutive financing in which all parties involved are actively working to complete and fund in the next few weeks.

Highlights

•	The Company held successful product demonstrations of our MG Systems in recent months. Based on the immediate response as well as subsequent feedback and referrals, we believe these demonstrations have led to increased interest from both potential customers and from new markets. These demonstrations were conducted for OEMs (Original Equipment Manufacturers), the US military, Mexican government officials and commercial vehicle upfitters (companies that build trucks and other vehicles for utility companies and other commercial industries).

•	To address the global clean water shortage, we are commercializing our water desalination and purification capability. The Company now offers MG125 Desalination Systems capable of producing up to 10,000 gallons of potable water per day.

•	As noted above, based upon my talks and work with all participants involved, I expect to close a non-dilutive financing in Q4 through the Intellectual Property Solutions division of Aon plc (NYSE:AON), one of the largest insurance brokerage firms in the world.

•	Purchase order financing is currently being finalized for several of our purchase orders.

•	As previously announced, our Joint Venture with Belirti Teknoloji (a multi-national, multibillion-dollar engineering firm) has produced a non-contingent $42.5M purchase order for six hundred (600) MG80, MG125 and MG200 Mobile Generation systems , which we expect to begin production on this quarter pending receipt of funding. .

•	Our patent portfolio has expanded to ten (10) patents, with the addition of two Canadian utility patents covering our Heat Pipe Cooled Wet Rotating Disc Engagement System and a Radial Vent Composite Heat Pipe.

Product Demonstrations

On March 27, 2019, a review of our first article MG80 production vehicle was held at Craftsmen Industries in St. Louis, Missouri for an audience of farmers and business leaders from Mexico. The purpose: to demonstrate the system’s optional water purification/desalination capability. A second review for Mexican government officials and fruit growers occurred on May 13, 2019, also in St. Louis.

In April, we flew to Mexico City to meet with the Secretaries of Energy, Agriculture and the Environment for the new administration of Mexican President Andrés Manuel López Obrador, commonly known as ‘AMLO’, as well as business leaders, federal deputies, and other government representatives including Congressman Efrain Rocha Vega. Congressman Rocha is Secretary of the Commission of Development and Rural, Agricultural and Food Self-sufficiency Conservation. He has authored an official Congressional Letter of Support, dated May 20th, 2019. An excerpt from that Letter reads, “The successful demonstration of these technologies further strengthens the Mexican government’s support of Mexican entities that desire to purchase CoolTech and KILO products, as well as affirms our position to provide financial assistance to such entities.” In light of his actions and his backing of the bill noted below, Congressman Rocha has become one of our biggest champions in Mexico.

CoolTech and KILO entered into a joint venture agreement in June 2019. KILO is an intellectual property company with a hydrogen creation process which does not involve electrolysis and requires minimal power. KILO’s proprietary technology produces hydrogen from water and then infuses the gas into the MG’s fuel system to improve fuel efficiency and shrink the carbon footprint of the vehicle. See the press release on the Company’s website at: http://tinyurl.com/y399qqln.

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Discussions and negotiations with demonstration attendees and other potential customers, both foreign and domestic, have confirmed that the Mobile Power Generation System can address common problems around the globe including inconsistent, un-reliable or non-existent power in rural areas which affects everything from the lives of families to farming irrigation, mining and other rural industries. Further, management believes that its MG Systems can hasten and improve rescue and recovery efforts after natural disasters such as droughts, hurricanes, earthquakes, forest fires and floods.

Domestically, we have received interest from utilities, commercial vehicle upfitters, the military and other markets such as the electric vehicle sector. The ability to build so much power into a truck provides the capability to charge an electric vehicle, either by fast charge (20-30 minutes) or traditional slow charge, out on the road. This is the electric vehicle equivalent of delivering a tank of gas to a stranded car that’s out of fuel.

Financing

As noted in our public filings, we’ve been working with Aon plc and their Intellectual Property Solutions group (http://tinyurl.com/y4kgyoc8) to procure non-dilutive funding tied to the valuation of our patents and other intellectual property. We are one of their first clients and are confident that the completely non-dilutive funding will be consummated in the fourth quarter of 2019. The closing will be among the first occasions in which funding of this type has been accomplished. Consequently, the due diligence has been extensive.

In addition, the team and I are currently working with an export credit agency to close on significant financing against the value of our current non-contingent purchase orders. We expect to update shareholders on this and the Aon transaction over the coming weeks.

As always, we are required to note that no assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company, and that even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations.

Production Orders

In April of 2019, I was invited by Congressman Rocha to present CoolTech’s MG products as well as KILO’s HydroQube product to members of the Mexican Congress (General Congress of the United Mexican States).

In May, a contingent of Mexican politicians and businessmen led by Congressman Rocha travelled to Craftsmen Industries, outside St. Louis, MO, to see CoolTech’s First Article Production MGs running on Ford F-350 and F-450 Trucks. Applications and specifications were reviewed by and agreed upon with the politicians and businessmen for both MG80s and MG125s.

Subsequently, Congressman Rocha and other Mexican politicians passed a bill that enables the government to pay for 37% of the cost of MG products, mobile water purification and desalination systems and HydroQubes for specific businesses and industries. We have posted the bill on our website as well as a letter of affirmation we received from Congressmen.

The link to the press release detailing the passage of the bill: http://tinyurl.com/yyoj62r6.

The link to Congressman Rocha’s letter: http://tinyurl.com/y3kdenok

In August, l flew to Mexico’s capital to meet with senators, congressmen, congresswomen, governors and mayors of different states and cities. The needs were extensive, so the audience was very receptive. In fact, a visit to one of the areas afflicted with water problems generated 11 articles and columns in the Mexican press which can be found on our website: http://tinyurl.com/y5otvzes. CoolTech was asked to quote and invoice multiple MG and mobile water systems for both brackish and polluted wells, rivers and reservoirs.

In September, the Mexican government came back into session to put budgets in place for the coming year. I am confident that multiple MG80s, MG125s and water purification systems will be funded for production and shipment in 2020.

Also, the existing orders from Mexico have had all contingencies lifted and the company is finalizing specifications to begin fulfilling them, subject to the Company’s having received necessary funding.

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At this point, I should note that our terms and conditions for purchase orders require 50% down payment before manufacturing can begin. All initial manufacturing and assembly will be performed at Craftsmen Industries.

Based upon the actions of the Mexican Congress and the demonstrated support by Congressmen Rocha, it would be logical to assume that future down payments and fulfillment of the orders are likely.On June 6, 2019, we issued a press release entitled “Cool Technologies Announces Initial Purchase Order to Launch Joint Venture with Turkish Multi-National BelirtiTech.” To launch the joint venture Belirtitech awarded CoolTech a purchase order in the amount of $42.5 million USD for purchase of several different models of its Mobile Generation systems.

Nevertheless, I’m required to note that to date the Company has not generated revenue. Further, the Company has limited cash and as a result, without financing of at least $1,000,000, the Company will not be capable of fulfilling orders. As stated above, the Company is actively working close non-dilutive funding from at least two sources. I’m confident that there will be positive news to report on both financing initiatives in the coming weeks.

Patents

Two new Canadian patents covering a Heat Pipe Cooled Wet Rotating Disc Engagement System and a Radial Vent Composite Heat Pipe have been added to the Company’s existing patents in the US and Mexico. That brings the total to ten issued patents with others pending. These are ‘utility patents’ which are more difficult to circumvent and, therefore, easier to defend. The designation ‘utility patent’ means that the patents covers the Company’s cooling technologies when used in a wide variety of specific applications as opposed to simply covering the cooling method or technology itself. This is an extremely important distinction with regard to defending patents. These applications include electric vehicle motors, standard electric motors, generators, engine hot spots, pistons, ERG (Exhaust Gas Recirculation) Coolers and more. Similar patents are pending in many other countries as part of the Global PCT patent process.

Summary

In conclusion, I am truly excited and proud of the Company’s accomplishments that have resulted in the development of global opportunities (so far, we have been allowed to announce only two: joint ventures in Turkey and Australia). In light of the natural disasters that are occurring domestically and internationally as well as the on-going infrastructure problems in developing nations, it would be logical to assume that we have been presented with and are exploring other opportunities as well. If any or all of the financing, production or sales opportunities that I have mentioned comes to pass, this could be a climactic fourth quarter. We look forward to keeping shareholders abreast of our progress, and as always, we deeply appreciate all of your interest and support since our inception.

Sincerely,

Timothy Hassett

Chairman and CEO

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act ). Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements may include words such as anticipate, believe, estimate, intend, could, should, would, may, seek, plan, might, will, expect, anticipate, predict, project, forecast, potential, continue negatives thereof or similar expressions. Forward-looking statements speak only as of the date they are made, are based on various underlying assumptions and current expectations about the future and are not guarantees. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievement to be materially different from the results of operations or plans expressed or implied by such forward-looking statements.

We cannot predict all of the risks and uncertainties. Accordingly, such information should not be regarded as representations that the results or conditions described in such statements or that our objectives and plans will be achieved and we do not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. These forward-looking statements are found include information concerning possible or assumed future results of our operations, including statements about potential sales and revenues; acquisition or merger targets; business strategies; future cash flows; financing plans; plans and objectives of management; any other statements regarding future acquisitions, future cash needs, future operations, business plans and future financial results, and any other statements that are not historical facts.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by those forward-looking statements. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter.

This letter is neither an offer to sell nor a solicitation to purchase any securities.

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